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                                                               Exhibit 10(i)E(4)


                             59TH STREET REAL ESTATE
                               RETENTION AGREEMENT


                  By this 59th Street Real Estate Retention Agreement, dated as of July 3, 2002, VORNADO REALTY L.P., a Delaware limited partnership having an office c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 ("Vornado") agrees to act as special real estate consultant to 731 RESIDENTIAL LLC, a Delaware limited liability company and 731 COMMERCIAL LLC, a Delaware limited liability company, each having an office c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 ("Owner"), with respect to the leasing and disposition of Owner's real property, as well as the sale of Owner's right, title and interest in the fixtures and improvements thereat (which is disposed of with the real property), including, without limitation, the condominium units planned for development thereon as more specifically described in the attached Schedule A (the "Asset(s)"), and the compensation Vornado expects to receive.

I.       SUMMARY OF MARKETING SERVICES

                  Vornado will provide those services that are reasonably necessary to market the Assets, as contemplated by this Retention Agreement. Such services may include, but are not necessarily limited to, those generally described below:

                  1. Inspecting the Assets to determine their physical condition.

                  2. Creating a marketing program which may include newspapers, magazine or journal advertising, flyer solicitation and placement of signs, as appropriate. Preparing and disseminating all such marketing materials, all of which shall be approved by Owner and shall be at the sole cost and expense of Owner.

                  3. Communicating with parties who have expressed an interest in the Assets and responding and providing information to, negotiating with, and soliciting offers from, prospective purchasers, including landlords, and making recommendations to Owner as to the advisability of accepting particular offers and settlements.

                  4. Arranging for physical inspections of the Assets by prospective purchasers.

                  5. When requested, meeting periodically with Owner, their accountants and attorneys, in connection with the status of Owner's efforts and recommending to Owner and its counsel the proper method of handling the particular problems encountered with respect to the disposition of the Assets.

                  6. If required, appearing in Court during the term of this retention, to testify or to consult with Owners in connection with the marketing or disposition of the Assets.
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II.      BASIS OF RETENTION AND COMPENSATION

                  Vornado will actively and diligently discharge its obligations under this Agreement. Vornado shall be retained by Owner for the purpose of performing the services outlined above, upon the following terms and conditions:

         A. Exclusive Right:

                  1. Vornado shall have the sole and exclusive authority to offer each Asset for disposition and the "exclusive right to sell" and "exclusive right to lease" each Asset. All communications and inquiries regarding any Asset, whether directed to Owner (including but not limited to their officers, agents and employees), or Owners' counsel, accountants, or other professionals, shall be redirected to Vornado.

                  2. Owner shall retain the complete discretion and authority to accept or reject any offer. Owner shall not have any liability whatsoever to Vornado for exercising its discretion with respect to the acceptance or rejection of any offer.

         B. Term: The term of Vornado's retention shall be from the date hereof and shall continue for one (1) year hereafter, and, thereafter, shall automatically renew on a year-to-year basis, terminable by either party at the end of each year on not less than sixty (60) days' prior notice.

         C. Fee: Vornado's fee shall be computed and paid as follows:

                  1. (a) When Owner disposes of an Asset, whether individually or as part of a package or as part of the disposition of Owner's business or a portion thereof, or as part of a plan or reorganization, by sale, assignment, lease, sublet or otherwise to a third party, or by assignment of a leasehold to the landlord or by termination of a leasehold for which Owner receives consideration; or, if in lieu of a disposition of the Assets, one or more third parties acquires control of Owner by merger, outright purchase, or otherwise in one or multiple transactions (an "Acquisition Transaction"); then Owner shall pay an amount equal to three percent (3%) of the Gross Proceeds from the transaction pertaining to such Asset (or in the case of an Acquisition Transaction, the Gross Proceeds in respect thereof) except in the event of a lease or sublease, in which event Owner shall pay an amount equal to:

                  (i) three (3%) percent of the total base rent Gross Proceeds payable during the first ten (10) years of the term, plus

                  (ii) two (2%) percent of the total base rent Gross Proceeds payable during the eleventh (11th) through the twentieth (20th) years of the term, plus

                  (iii) one (1%) percent of the total base rent Gross Proceeds payable during the balance of the term, but in no event to exceed the thirtieth (30) year;


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         (In the event of a month-to-month tenancy, the fee shall be 50% of the first month's base rental, payable in four equal monthly installments of 25% of the total fee, but only for so long as such tenancy shall continue. Additional fees shall become earned and payable (i) upon a tenant's exercise of Option(s) or Right(s) of First Refusal, to Renew, Extend Lease or Occupy Additional Space, as discussed below or (ii) upon a month-to-month tenant entering into a new lease or sublease of an Asset).

                  (b) Vornado's fee will be paid in full simultaneously with the closing, sale, assignment or other consummation of the transaction. Notwithstanding the immediately preceding sentence, Vornado's fee will be payable in an amount not to exceed $2,500,000 in any calendar year or part thereof (or such lesser amount as may be due Vornado hereunder) in equal monthly installments until the present value (applying a discount rate of 9% per annum) of such installments paid to Vornado equals the fee due hereunder that would have been paid had it been paid simultaneously with the closing, assignment or other consummation of the applicable transaction; provided, however, that (i) fees payable in respect of a sale, assignment or Acquisition Transaction are paid first and (ii) Vornado shall not be entitled to receive any fees in respect of a lease or sublease to the extent the tenant is in default of its payment obligations thereunder, except as a result of a default by the Owner or a termination by Owner of the lease or sublease (other than a termination by the Owner resulting from the tenant's monetary default). Any payment made to Vornado pursuant to the immediately preceding sentence will be credited against the fees to which Vornado shall be entitled, provided that such amounts shall have been earned hereunder. If Vornado's fees shall not equal at least at the amount of reimbursements paid to Vornado under this paragraph (b), then Vornado will remit the excess of reimbursement amounts over fees to Owner. Any fees that become payable with respect to the leases listed on Schedule B attached hereto shall be payable by Owner under this Agreement in accordance with the above provisions.

                  (c) In the event that the Owner leases or subleases an Asset and the transferee, or any agent, officer, employee, or shareholder of the transferee, acquires fee-simple title to such property within five years, Vornado shall then receive three percent (3%) of the Gross Proceeds payable in the same manner as described above; provided, however, that there shall be a credit against such subsequent fee in the amount of fees, previously paid relating to that portion of the lease or sublease term which is cancelled by reason of such sale. In no event shall such credit exceed the amount of the latter fee.

                  (d) If an Asset for which a fee is payable hereunder contains
         (i) an option(s) or right(s) of first refusal to renew or extend, and a lease term(s) is renewed or extended whether strictly in accordance with the terms of such option(s) or right(s) or otherwise and/or (ii) an option(s) or right(s) of first refusal to expand, and a tenant occupies additional space whether strictly in accordance with the terms of such option(s) or right(s) or otherwise, with respect to space owned by, or leased to, the Owner, then Owner shall pay a leasing fee in accordance with the provisions of this agreement on the additional base rental to be paid, except that in the case of renewal or extension, the fee shall be calculated at the rate applicable hereunder as if such renewal or extension period were included in the initial term of the lease, and in the case of the tenant occupying additional space, the fee shall be calculated at the rate applicable hereunder as if such


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         expansion were a new lease. Such fee shall be earned and payable at the time the extended term commences or the additional space is occupied, as applicable.

                  (e) If a lease for which a fee is payable hereunder contains, as a primary component of the consideration to be paid by a tenant for the rent thereunder, a percentage rent clause, Owner shall pay a fee on the percentage rent payable by the tenant at the commission rate applicable to the period of the lease term for which the percentage rent is payable. Subject to paragraph II.C.1 of this Retention Agreement, the fee shall be payable within fifteen days after the tenant's final payment and accounting of percentage rent for the preceding lease year.

                  (f) In any transaction whereby Owner leases or subleases an Asset, Vornado shall have the right to receive all formal notifications required pursuant to the lease to the extent that any such notice may affect the rights of Vornado hereunder or the timing or payment of any fees due hereunder. In furtherance of such rights, Owner shall insert within the terms of such lease or sublease a separate paragraph that states Vornado's right to notice, right to a fee as described in the above subparagraphs and Vornado's address and phone number shall be included in the "notice" provision of such lease or sublease.

                  (g) In the event that a party other than Vornado is a procuring broker who is entitled to a fee, the fees payable shall be increased from three percent (3%) to four percent (4%) and, in the event of a lease or sublease, the three-two-one (3-2-1) schedule set forth in paragraphs II.C.1(a)(i), (ii) and (iii) above shall be increased to four-three-two (4-3-2) and Vornado shall pay the fee of the procuring broker. For any given transaction, Owner shall be responsible for the payment of only one fee in the amounts set forth herein.

                  (h) The term "base rent" means the base rent set forth in any lease and shall not include any additional rent, whether for utilities, taxes or otherwise, and which is ordinarily not a component of base rent, which may be payable under such lease.

                  2. The term "Gross Proceeds" as used herein shall include the sum of:

                  (a) the total cash consideration transferred to or for the benefit of Owner; plus

                  (b) the balance, if any, of any outstanding mortgage(s) to be transferred to or assumed by the transferee; plus

                  (c) any deferred payment obligation granted by Owner to the transferee; plus

                  (d) the value of any waiver, relinquishment, transfer or assignment of any lien, and/or the value of any deposit, claim, or rights through which consideration is given whereby Owner shall receive compensation or a credit for payment; plus

                  (e) in the case of an Acquisition Transaction, "Gross Proceeds" shall be the value of the consideration to be received by Owner, its creditors or its stockholders.


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                  3. Except as provided in paragraph II.C.1.(b), the computation of Gross Proceeds as well as the computation of fees hereunder shall not be affected by the costs of advertising, Owners' legal fees, break-up fees, Vornado's expenses nor any closing costs and/or adjustments, including but not limited to adjustments and/or payments of whatever kind to landlords, lienholders, secured parties, mortgages or offerors.

         D. Expenses and Disbursements:

                  1. Vornado will not be responsible for any legal expenses incurred by Owner in connection with its retention of Vornado, the disposition of the Assets and the preparation of legal motions and documents, including but not limited to the costs of preparing contracts and assignments as well as the costs of attending hearings and closing, among other things.

                  2. All advertising, marketing, and other third party expenses shall be borne by Owner. Vornado will prepare a marketing budget and, upon the retention of Vornado and the approval of the budget by Owner, Owner agrees to pay all such costs and expenses to Vornado immediately upon the proper presentation of invoices. Vornado shall be under no obligation to incur such expenses until such time as Vornado receives funds from Owner.

                  3. In the event Owner fails or is unable to pay the expenses as above described or such additional expenses as Owner may approve, and Vornado shall have given Owner prior written notice of its intention to resign and the reason therefor and Owner shall not have cured such failure within fifteen (15) days after receipt of such notice by Owner, Vornado shall have the right to so resign, individually, and pursue any claims that Vornado might have.

         E. Survival:

                  1. In the event Owner and any third party should enter into an agreement providing for the sale, assignment, lease or other disposition of an Asset, or providing for an Acquisition Transaction, before the expiration of this Retention Agreement, and the closing does not occur until after such expiration, then Vornado shall be entitled to a fee in accordance with the terms of this Retention Agreement. If Owner, after the expiration of this Retention Agreement, arranges for the sale, assignment, lease or other disposition of an Asset, or arranges for an Acquisition Transaction of an Asset to a third party where Vornado substantially contributed to the consummation of such sale, assignment, lease or other disposition of an Asset or Acquisition Transaction during the term of this Retention Agreement, or with whom Owner signed a letter of intent for such transaction during the term of this Retention Agreement and, in any such event, the contract signing or closing takes place within six (6) months after such expiration, then Vornado shall be entitled to a fee in accordance with the terms of this Retention Agreement. Within thirty (30) days after the termination or expiration of this Retention Agreement, Vornado will furnish Owner with a list of the parties with whom a transaction with respect to the Assets would, in Vornado's view, give rise to a claim for a fee by Vornado under this paragraph. The


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         receipt of such a list by Owner shall not be construed as consent by
         Owner to the names contained thereon.

                  2. Vornado's rights to fees from the future potential exercise by a tenant of option(s) or right(s) of first refusal, to renew, to extend the lease, and/or to occupy additional space, shall survive this Retention Agreement.

         F. Owner Responsibilities: Owner shall inform Vornado in writing immediately after Owner shall become aware, after the execution and delivery of this Retention Agreement, of any known or suspected risk of environmental hazard or contamination or of the receipt by Owner of a citation for the violation of any federal, state or local environmental law or regulation. Owner shall have the continuing obligation to advise Vornado in writing as soon as it becomes aware of any inaccuracy, inconsistency, incompleteness or change of circumstances and to correct any environmental report with respect to the Assets. Owner will use its best efforts to deliver to Vornado all environmental reports in its possession. Additionally, Owner will provide, promptly upon receipt thereof, a copy of any environmental reports prepared after the date hereof to Vornado and will authorize Vornado to disseminate such report to prospects. Vornado shall be the only entity entitled to rely on the covenants contained in this paragraph. Any damages for a breach or violation of the covenants contained in this paragraph shall be limited to Vornado's out-of-pocket expenses incurred in reliance on the covenants contained in this paragraph less any fees earned from the transaction related to the expenditure of such expenses.

         G. General Provisions:

                  1. Vornado hereby indemnifies Owner for all costs, expenses, damages, losses, obligations and liabilities that may arise from the claim by a third party with whom Vornado dealt in connection with the disposition of any Asset that such third party is entitled to a fee, broker's commission or any other payment arising from the disposition of such Asset. The indemnity provided for in this paragraph shall be limited to the fees earned by Vornado from the disposition of the Asset or Assets giving rise to the claim.

                  2. The parties hereto, on behalf of themselves and their respective officers, directors, agents and employees, agree to deal with each other fairly and in good faith so as to allow each party to perform its services and obligations and to receive the anticipated benefits of this Retention Agreement. No party shall interfere, prevent or prohibit another party from carrying out its duties and obligations under this Retention Agreement.

                  3. By executing or otherwise accepting this Retention Agreement, the parties hereto each acknowledge and represent that they are represented by and have consulted with legal counsel with respect to the terms and conditions contained herein.

                  4. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS RETENTION AGREEMENT.

                  5. This Retention Agreement may be executed in original counterparts.


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                  6. This Retention Agreement shall be governed by, and
         construed in accordance with, the laws of the State of New York.


AGREED AND ACCEPTED                      AGREED AND ACCEPTED
this 3 day of July , 2002                this 3 day of July, 2002.

VORNADO REALTY L.P.                      731 RESIDENTIAL LLC

By: /s/ Joseph Macnow                    By: 731 Residential Holding LLC
    --------------------------------
     Name: Joseph Macnow
     Title: Executive Vice President         By:  Alexander's, Inc.

                                             By: /s/ Brian Kurtz
                                                 ------------------------------
                                                 Name: Brian Kurtz
                                                 Title: Assistant Secretary

                                         731 COMMERCIAL LLC

                                         By: 731 Commercial Holding LLC

                                             By: Alexander's, Inc.


                                             By: /s/ Brian Kurtz
                                                 ------------------------------
                                                 Name: Brian Kurtz
                                                 Title: Assistant Secretary
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                                   SCHEDULE A

                               Schedule of Assets
                         Real Estate Retention Agreement


1.       59th Street, New York City
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                                   SCHEDULE B



1. Agreement of Lease, dated as of April 30, 2002, between Seven Thirty One Limited Partnership, as landlord ("Landlord"), and Bloomberg L.P., as tenant ("Tenant"), as amended by (i) a letter agreement, dated December 20, 2001, between Landlord and Tenant, (ii) a letter agreement, dated January 30, 2002, between Landlord and Tenant, (iii) the First Amendment of Lease, dated as of April 19, 2002, between Landlord and Tenant and (iv) a letter agreement, dated as of June __, 2002, between Landlord and Tenant with respect to a portion of the commercial parcel at 731 Lexington Avenue, New York, New York.

2. Agreement of Lease, dated as of August 6, 1999, between Seven Thirty One Limited Partnership, as landlord ("Landlord"), and H&M Hennes & Mauritz Inc., as tenant ("H&M Inc."), as amended by the First Amendment of Lease, dated as of August 23, 2001, between Landlord and H&M Hennes & Mauritz L.P. ("Tenant") as successor in interest to H&M Inc. with respect to a portion of the commercial parcel at 731 Lexington Avenue, New York, New York.